Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-81606, 333-81608, 333-70315, and 333-55140) pertaining to the Luby’s, Inc. Amended and Restated Nonemployee Director Stock Option Plan, miscellaneous employee benefit plans, Luby’s Incentive Stock Plan, and Luby’s, Inc. Nonemployee Director Phantom Stock Plan of our report dated October 13, 2004 (except for Note 2, as to which the date is March 28, 2005), with respect to the consolidated financial statements of Luby’s, Inc. included in the amended Form 10-K/A for the year ended August 25, 2004.

/s/ Ernst & Young LLP

San Antonio, Texas
March 28, 2005